Item 30. Exhibit (d) i.

       [LETTERHEAD OF MML BAY STATE LIFE INSURANCE COMPANY APPEARS HERE]

                               Flexible Premium
                     Variable Whole Life Insurance Policy
- --------------------------------------------------------------------------------

               Policy Number

                     Insured

        Selected Face Amount

- --------------------------------------------------------------------------------
Dear Policy Owner:

READ YOUR POLICY CAREFULLY. We have used examples to explain some of its provisions. These examples do not reflect the actual amounts or status of this policy. As you read through the policy, remember the words "we," "us," and "our"
refer to MML Bay State Life Insurance Company.

We will, subject to the terms of this policy, pay the death benefit to the
Beneficiary when due proof of the Insured's death is received at our Principal
Administrative Office. The terms of this policy are contained on this and the following pages.

For service or information on this policy, contact the agent who sold the policy, any of our agency offices, or our Principal Administrative Office.

YOU HAVE A RIGHT TO RETURN THIS POLICY. If you decide not to keep this policy, return it within 10 days after you receive it, or within 10 days after you receive the notice of right to withdraw, or within 45 days after the date of the
Part 1 of the application for this policy, whichever is latest. It may be returned by delivering or mailing it to our Principal Administrative Office, to any of our agency offices, or to the agent who sold the policy. Then, the policy will be as though it had never been issued. We will promptly refund (a) any premium paid for this policy, plus (b) interest credited to this policy under the Guaranteed Principal Account, plus or minus (c) an amount that reflects the investment experience of the investment divisions of the Separate Account under this policy to the date the policy is received by us, minus (d) any amounts withdrawn and any policy debt.

Signed for MML Bay State Life Insurance Company.

Sincerely yours,

          /s/ Isadore Jermeyn                  /s/ Thomas J. Finnegan, Jr.

          President                            Secretary

This Policy provides that: Insurance is payable when the Insured dies.
                           Within specified limits, flexible premiums may be
                           paid during the Insured's lifetime.
                           No dividends will be paid.

The amount of death benefit and the duration of insurance coverage may be fixed or variable as described in Parts 3 and 5.

The variable account value of the policy may increase or decrease in accordance with the experience of the Separate Account. There are no minimum guarantees as to the variable account value.

The fixed account value of the policy earns interest at a rate not less than the minimum described in the Interest On Fixed Account Value provision.

B960-9400

Policy Summary

This Summary briefly describes some of the major policy provisions. Since it does not go into detail, the actual provisions will control. See those provisions for full information and any limits that may apply. The "Where To
Find It" on the inside of the back cover shows where these provisions may be found.

This is a variable whole life insurance policy. We will pay a death benefit if the Insured dies while the policy is in force. "In force" means that the insurance has not terminated. "Variable" means that all values that depend on the investment performance of the Separate Account shown on the Schedule Page are not guaranteed as to dollar amount.

Premiums for this policy are flexible. After the first premium has been paid, there is no requirement that any specific amount of premium be paid on any date.
Instead, within the limits stated in the policy, any amount may be paid on any date before the death of the Insured.

Premiums are applied to increase the value of this policy. Monthly charges are deducted from the value of this policy each month. If the monthly charges for a month exceed the value, the policy will terminate at the end of 61 days. There is, however, a right to reinstate the policy.

Other rights are available while the Insured is living. These include the rights to:

    .  Assign this policy;
    .  Change the Owner or any Beneficiary;
    .  Surrender this policy;
    .  Make withdrawals;
    .  Make loans;
    .  Change the Selected Face Amount;
    .  Change the Death Benefit Option;
    .  Allocate net premiums among the Guaranteed Principal Account and the divisions of the Separate Account; and
    .  Transfer values between the Guaranteed Principal Account and the divisions of the Separate Account.

This policy also includes a number of Payment Options. These provide alternate ways to pay the death benefit or the amount payable upon surrender of the policy.

B960-9400

                                THE SCHEDULE PAGE

This page shows specific information about this policy and is referred to throughout the policy.

              POLICY NUMBER  0 000 000
                  INSURED  JOHN A. DOE
     SELECTED FACE AMOUNT  $   100,000

Issue Date        Jan 01 1995
Policy Date       Jan 01 1995
Insured's Age on Policy Date   35 Male

- ------------------------------------------------------------------------------------------------------------------

BASIC POLICY INFORMATION
- ------------------------
                                        Selected                     Minimum                           Death
Plan                                   Face Amount                 Face Amount                    Benefit Option
- ----                                   -----------                 -----------                    --------------

Flexible Premium                        $100,000                See Minimum Face                  1 (See Part 5)
Variable Whole                                                  Amount provision
Life

- ------------------------------------------------------------------------------------------------------------------

PREMIUM INFORMATION                       As of Jan 01 1995
- -------------------

First Premium                           $ 1,200.00
Planned Annual Premium                  $1,200.00
Planned Premium on other frequencies is as follows:

                  Semiannual                 Quarterly                   Monthly
                  ----------                 ---------                   -------
                    $600.00                   $300.00                    $100.00

The maximum limit for premiums in any Policy Year is the greatest of: $1,310.00;
the amount of premiums paid in the preceding Policy Year; and the highest amount that would not increase the amount of insurance that requires a charge.

For each Policy Year, Net Premium will not be less than 96.0% of premium paid in that Policy Year.

- --------------------------------------------------------------------------------
SEPARATE ACCOUNT INFORMATION      (See The Separate Account provision in Part 3)
- ----------------------------

The Separate Account referred to in this policy is MML Bay State Variable Life
Separate Account 1.

Policy No.     0 000 000
- -1-

B960-9400

The divisions of the Separate Account are:
         MML Equity                        Oppenheimer Capital Appreciation
         MML Money Market                  Oppenheimer Growth
         MML Managed Bond                  Oppenheimer Global Securities
         MML Blend                         Oppenheimer Strategic Bond

The types of investments and the objectives for each division are given in the
Prospectus.

- --------------------------------------------------------------------------------
LIMITATIONS ON TRANSFERS

Transfers may only be in whole-number percentages or dollar-and-cent amounts.

Transfers of values from the Guaranteed Principal Account to the Separate
Account are limited to one each Policy Year. Any transfer from the Guaranteed
Principal Account cannot be more than 25% of the fixed account value of this policy on the date the transfer is made.

We reserve the right to limit transfers such that no transfers may be made for at least 90 days after the preceding transfer. Any such limitation would not apply to a transfer of all funds in the Separate Account to the Guaranteed
Principal Account and to automated transfers in connection with any program the
Company has in place.

- --------------------------------------------------------------------------------
OTHER INFORMATION
Owner and Beneficiary - See application attached to this policy.

Loan Interest Rate - See application attached to this policy.

BASIS OF COMPUTATION - The Minimum Annual Interest Rate For The Guaranteed
Principal Account is 3%. 'The Mortality Table is shown in the Table(s) Of
Maximum Monthly Mortality Charges.

Policy No. 0 000 000
- -1-  continued

B960-9400

                        TABLE OF MAXIMUM MONTHLY CHARGES

These Maximum Monthly Mortality charges are for each $1,000 of insurance that requires a charge. These charges apply to the original selected face amount of
$100, 000, issued on Jan 01 1995.

POLICY YEAR                        MAXIMUM MONTHLY                     POLICY YEAR                 MAXIMUM MONTHLY
BEGINNING                          MORTALITY CHARGE                     BEGINNING                 MORTALITY CHARGE
- ---------                          ----------------                     ---------                 ----------------

Jan 01 1995                           0.14096                          Jan 01 2030                   2.94130
Jan 01 1996                           0.14764                          Jan 01 2031                   3.31274
Jan 01 1997                           0.15683                          Jan 01 2032                   3.63093
Jan 01 1998                           0.16685                          Jan 01 2033                   4.05839
Jan 01 1999                           0.17854                          Jan 01 2034                   4.54126
Jan 01 2000                           0.19107                          Jan 01 2035                   5.06274
Jan 01 2001                           0.20611                          Jan 01 2036                   5.62182
Jan 01 2002                           0.22115                          Jan 01 2037                   6.21387
Jan 01 2003                           0.23870                          Jan 01 2038                   6.83324
Jan 01 2004                           0.25626                          Jan 01 2039                   7.49616
Jan 01 2005                           0.27717                          Jan 01 2040                   8.22966
Jan 01 2006                           0.29975                          Jan 01 2041                   9.05445
Jan 01 2007                           0.32401                          Jan 01 2042                   9.99708
Jan 01 2008                           0.34996                          Jan 01 2043                   11.07332
Jan 01 2009                           0.37927                          Jan 01 2044                   12.26712
Jan 01 2010                           0.41026                          Jan 01 2045                   13.55591
Jan 01 2011                           0.44713                          Jan 01 2046                   14.91787
Jan 01 2012                           0.48989                          Jan 01 2047                   16.34412
Jan 01 2013                           0.53771                          Jan 01 2048                   17.80841
Jan 01 2014                           0.59311                          Jan 01 2049                   19.33267
Jan 01 2015                           0.65444                          Jan 01 2050                   20.94168
Jan 01 2016                           0.72255                          Jan 01 2051                   22.66794
Jan 01 2017                           0.79493                          Jan 01 2052                   24.57677
Jan 01 2018                           0.87327                          Jan 01 2053                   26.76407
Jan 01 2019                           0.96182                          Jan 01 2054                   29.63735
Jan 01 2020                           1.06061                          Jan 01 2055                   33.93112
Jan 01 2021                           1.17052                          Jan 01 2056                   41.27938
Jan 01 2022                           1.29585                          Jan 01 2057                   56.04155
Jan 01 2023                           1.43921                          Jan 01 2058 AND LATER         83.33333
Jan 01 2024                           1.60155
Jan 01 2025                           1.78129
Jan 01 2026                           1.97513
Jan 01 2027                           2.18574
Jan 01 2028                           2.41241
Jan 01 2029                           2.66044

Nonsmoker Class.
Commissioner's 1980 CSO Standard Ordinary Mortality Table -Male

POLICY NO. 0 000 000
- -2-

B960-9400

                    TABLE OF MINIMUM FACE AMOUNT PERCENTAGES

The minimum face amount on any date is a percentage of the account value on that date. The percentages that apply are shown below.

POLICY YEAR                          MINIMUM FACE                      POLICY YEAR                  MINIMUM FACE
 BEGINNING                        AMOUNT PERCENTAGE                     BEGINNING                 AMOUNT PERCENTAGE
 ---------                        -----------------                     ---------                 -----------------

Jan 01 1995                             438%                           Jan 01 2030                       155%
Jan 01 1996                             424%                           Jan 01 2031                       152%
Jan 01 1997                             410%                           Jan 01 2032                       148%
Jan 01 1998                             396%                           Jan 01 2033                       145%
Jan 01 1999                             383%                           Jan 01 2034                       143%
Jan 01 2000                             370%.                          Jan 01 2035                       140%
Jan 01 2001                             358%                           Jan 01 2036                       138%
Jan 01 2002                             347%                           Jan 01 2037                       135%
Jan 01 2003                             335%                           Jan 01 2038                       133%
Jan 01 2004                             324%                           Jan 01 2039                       131%
Jan 01 2005                             314%                           Jan 01 2040                       129%
Jan 01 2006                             304%                           Jan 01 2041                       127%
Jan 01 2007                             294%                           Jan 01 2042                       126%
Jan 01 2008                             285%                           Jan 01 2043                       124%
Jan 01 2009                             276%                           Jan 01 2044                       123%
Jan 01 2010                             268%                           Jan 01 2045                       121%
Jan 01 2011                             259%                           Jan 01 2046                       120%
Jan 01 2012                             251%                           Jan 01 2047                       119%
Jan 01 2013                             244%                           Jan 01 2048                       118%
Jan 01 2014                             236%                           Jan 01 2049                       117%
Jan 01 2015                             229%                           Jan 01 2050                       116%
Jan 01 2016                             223%                           Jan 01 2051                       115%
Jan 01 2017                             216%                           Jan 01 2052                       114%
Jan 01 2018                             210%.                          Jan 01 2053                       112%
Jan 01 2019                             204%                           Jan 01 2054                       111%
Jan 01 2020                             199%                           Jan 01 2055                       110%
Jan 01 2021                             193%                           Jan 01 2056                       109%
Jan 01 2022                             188%                           Jan 01 2057                       107%
Jan 01 2023                             183%                           Jan 01 2058                       106%
Jan 01 2024                             179%                           Jan 01 2059                       104%
Jan 01 2025                             174%                           Jan 01 2060 and later             100%
Jan 01 2026                             170%
Jan 01 2027                             166%
Jan 01 2028                             162%
Jan 01 2029                             158%

Nonsmoker Class.
POLICY NO. 0 000 000
- -3-

B960-9400

                           TABLE OF SURRENDER CHARGES

The following charges apply to the original Selected Face Amount of $100, 000 issued on Jan 1, 1995.

The charges are the sum of A and (B multiplied by C).

     Date                      A                 (  B          x           C  )
     ----                      -                    -                      ---

Jan 01 1995                   $500.00              B                        1
Jan 01 1996                    500.00              B                        1
Jan 01 1997                    500.00              B                        1
Jan 01 1998                    500.00              B                        1
Jan 01 1999                    500.00              B                        1
Jan 01 2000                    400.00              B                        1
Jan 01 2001                    300.00              B                        1
Jan 01 2002                    200.00              B                        1
Jan 01 2003                    100.00              B                        1
Jan 01 2004                      0                 B                        1
Jan 01 2005                      0                 B                        1
Jan 01 2006                      0                 B                        .90
Jan 01 2007                      0                 B                        .75
Jan 01 2008                      0                 B                        .55
Jan 01 2009                      0                 B                        .30
Jan 01 2010                      0                 B                        0

Factors A and C grade uniformly each month between the dates shown.

Factor B equals:
         26% of total premiums paid from 0 through $1,012.00; plus 4% of total premiums paid from $1,012.01 through $3,036.00.

Policy No. 0 000 000
- -4-

B960-9400

    Part 1.  The Basics Of This Policy

    In this Part we discuss some insurance concepts that are necessary to understand this policy.

    The Parties Involved - Owner, Insured, Beneficiary, Irrevocable Beneficiary

    The Owner is the person who owns this policy, as shown on our records. The
    Insured is the person whose life this policy insures.

    The Insured may be the Owner of this policy, or someone else may be the
    Owner.
Example:
    You buy a policy that insures your own life and name yourself as Owner. In this case, you are both the Insured and Owner. If you buy a policy that insures your son and name yourself as Owner, then the Insured and Owner are different people.

    A Beneficiary is any person named on our records to receive insurance proceeds after the Insured dies. There may be different classes of
    Beneficiaries, such as primary and secondary. These classes set the order of payment. There may be more than one Beneficiary in a class.
Example:
    Debbie is named as primary (first) Beneficiary. Anne and Scott are named as
    Beneficiaries in the secondary class. If Debbie is alive when the Insured dies, she receives the death benefit. But if Debbie is dead and Anne and
    Scott are alive when the Insured dies, Anne and Scott receive the death benefit.

    Any Beneficiary may be named an Irrevocable Beneficiary.
    An Irrevocable Beneficiary is one whose consent is needed to change that
    Beneficiary. Also, this Beneficiary must consent to the exercise of certain other rights.

    Dates - Policy Date, Policy Anniversary Date, Policy Year, Issue Date,
    Monthly Calculation Date, Valuation Date, Valuation Period, Valuation Time,
    Register Date

    The Policy Date is shown on the Schedule Page. It is the starting point for determining Policy Anniversary Dates and Policy Years. The first Policy
    Anniversary Date is one year after the Policy Date. The period from the
    Policy Date to the first Policy Anniversary Date, or from one Policy
    Anniversary Date to the next, is called a Policy Year.

    Example:The Policy Date is June 10, 19X6. The first Policy Anniversary Date is June 10, 19X7. The period from June 10, 19X6, through June 9, 19X7, is a
    Policy Year.

    The Issue Date is also shown on the Schedule Page. The Issue Date is used to determine the start of the suicide and contestability periods. We discuss contestability below. See Part 5 for a discussion of the suicide exclusion.

    The Monthly Calculation Date is the monthly date on which we deduct monthly charges for this policy. The first Monthly Calculation Date is the Policy
    Date. Subsequent Monthly Calculation Dates are the same day of each month thereafter.

    A Valuation Date is any date on which the New York Stock Exchange (or its successor) is open for trading. A Valuation Period is the period of time from the end of one Valuation Date to the end of the next Valuation Date. A
    Valuation Time is the time the New York Stock Exchange (or its successor)
    closes on a Valuation Date. All actions that are to be performed on a
    Valuation Date will be performed as of the Valuation Time.

    The Register Date is the date on which the first net premium payment for this policy is allocated to the Separate Account or the Guaranteed Principal
    Account. It is the Valuation Date that is on, or next follows, the latest of:

                                . The Policy Date;

                                . The date on which we receive a completed Part
                                  1 of the application for this policy at our
                                  Principal Administrative Office; and

B960-9400

                                      -6-

                                . The date on which we receive the first premium
                                  for this policy at our Principal
                                  Administrative Office.

Policy A Legal Contract   This policy is a legal contract between the Owner and
                          us. The entire contract consists of the application
                          and the policy, which includes any riders the policy
                          has. We have issued this policy in return for the
                          application and the payment of the first premium. Any
                          changes or waiver of its terms must be in writing and
                          signed by our Secretary or an Assistant Secretary to
                          be effective.

Policy Is Not             This policy is "not participating," which means that
Participating             no dividends are payable on this policy.

Representations And       We rely on all statements made by or for the Insured
Contestability            in the application(s). Legally, those statements are
                          considered to be representations and not warranties.
                          We can bring legal action to contest the validity of
                          this policy, or any increase in the Selected Face
                          Amount, or any change in the Death Benefit Option
                          applied for after the Issue Date, for any material
                          misrepresentation of a fact. To do so, however, the
                          misrepresentation must have been made in the
                          application or in a supplemental application to
                          increase the Selected Face Amount or change the Death
                          Benefit Option, and a copy of the application must
                          have been attached to this policy when issued or made
                          a part of the policy when the increase or change
                          became effective.

                          Except for any increases in the Selected Face Amount
                          and any change in Death Benefit Option 1 to Death
                          Benefit Option 2 applied for after the Issue Date, we
                          cannot, in the absence of fraud, contest the validity
                          of this policy after it has been in force during the
                          lifetime of the Insured for two years from its Issue
                          Date. For any increase in the Selected Face Amount, we
                          cannot, in the absence of fraud, contest the validity
                          of that increase:

                                . After it has been in effect for two years
                                  during the lifetime of the Insured, if the
                                  increase is not provided by any insurability
                                  protection type rider this policy has; and

                                . After the policy has been in force during the
                                  lifetime of the Insured for two years after
                                  the Issue Date of any insurability protection
                                  type rider this policy has, if the increase is
                                  provided by that rider.

                          For any change in Death Benefit Option 1 to Death
                          Benefit Option 2, we cannot, in the absence of fraud,
                          contest the validity of that change after it has been
                          in effect for two years during the lifetime of the
                          Insured.

Misstatement Of Age Or    If the Insured's sex or date of birth as given in the
Sex                       application is not correct, an adjustment will be
                          made. If the adjustment is made when the Insured dies,
                          the death benefit will reflect the amount provided by
                          the most recent monthly charge according to the
                          correct age and sex. If the adjustment is made before
                          the Insured dies, then future monthly charges will be
                          based on the correct age and sex.

Currency                  All payments made to us and by us will be in the
                          lawful currency of the United States of America. All
                          monetary amounts shown in this policy are in U.S.
                          dollars.

Meaning Of In Force       "In force" means that the insurance provided by this
                          policy has not terminated. This policy will be in
                          force from its Issue Date or, if later, the date the
                          first premium is paid.

Principal Administrative  Our Principal Administrative Office is in Springfield,
Office                    Massachusetts. The address is MML Bay State Life
                          Insurance Company, Springfield, Massachusetts
                          01111-0001.

B960-9400

                          Part 2. Premium Payments

                          Premiums are the payments that may be paid to us to
                          increase the account value of this policy.

The First Premium         The first premium for this policy is shown on the
                          Schedule Page. This premium is due on the Policy Date.
                          This policy will not be in force until the first
                          premium has been paid.

Planned Premiums          The planned annual premium for this policy is shown on
                          the Schedule Page. Planned premiums on other
                          frequencies are also shown on that page. The frequency
                          of planned premiums for this policy is as elected in
                          the application. This frequency may be changed by
                          giving us advance written notice.

                          We also provide a pre-authorized payment plan. This
                          plan, and any other alternate premium plans we
                          provide, are covered by the rules and rates we set.

                          The payment of planned premiums on the frequency
                          elected does not guarantee that this policy will
                          continue in force.

Premium Flexibility       After the first premium has been paid, there is no
And Premium Notices       requirement that any amount of premium be paid on any
                          date. Subject to the Right To Refund Premiums
                          provision in this Part, while this policy is in force
                          any amount of premium may be paid at any time before
                          the death of the Insured. However, each premium paid
                          must be at least $10 or, if greater, the amount needed
                          to prevent termination, as discussed in the Grace
                          Period And Termination provision in Part 3.

                          We will send premium notices for the planned premium
                          according to the amount and frequency in effect. We
                          will stop sending notices for the planned premium if
                          no premium has been paid for 18 consecutive months.
                          However, if a premium is paid after that time, we will
                          send notices for the planned premium again.

                          We will also send notice of any premium needed to
                          prevent termination of this policy.

                          Premium notices will be sent only while this policy is
                          in force.

Where To Pay              All premiums are payable to us at our Principal
Premiums                  Administrative Office or at the place shown for
                          payment on the premium notice. Upon request, a receipt
                          signed by our Secretary or an Assistant Secretary will
                          be given for any premium payment.

Right To Refund           We have the right to promptly refund any amount of
Premiums                  premium paid if application of that premium to the
                          account value would increase the amount of insurance
                          that requires a charge. This right is limited to
                          premiums paid in a Policy Year that exceed the maximum
                          limit shown on the Schedule Page.

Net Premium               A net premium is a premium we receive for this policy
                          less the charges we deduct at that time. Net premium,
                          expressed as a percentage of a premium we receive, is
                          shown on the Schedule Page.

Allocation Of Net         Each net premium we receive will be allocated among
Premiums                  the Guaranteed Principal Account and the divisions of
                          the Separate Account, according to the net premium
                          allocation then in effect. We will allocate the first
                          net premium payment as of the Register Date.

                          The net premium allocation is specified in the
                          application for this policy. This allocation will
                          remain in effect until changed by any later election
                          satisfactory to us and received at our Principal
                          Administrative Office. The amount of each net premium
                          we receive for this policy for allocation to a
                          division of the Separate Account will be applied to
                          purchase accumulation units for this policy in that
                          division. See the Purchase And Sale Of Accumulation
                          Units provision in Part 3.

B960-9400                            -7-

                                      -8-

                          Part 3. Accounts, Values, And Charges

                          This policy provides that certain values (referred to
                          as the variable account values) are based on the
                          investment performance of the Separate Account and are
                          not guaranteed as to dollar amount. This policy also
                          provides that other values (referred to as the fixed
                          account values) are based on the interest credited to
                          the Guaranteed Principal Account. The account value of
                          this policy is the variable account value plus the
                          fixed account value. This Part gives information about
                          the Separate Account, the Guaranteed Principal
                          Account, and the values and monthly charges connected
                          with them.

                          The Separate Account And The Guaranteed Principal
                          Account

The Separate Account      The Separate Account shown on the Schedule Page is a
                          separate investment account we have established under
                          Missouri law. It is also subject to the laws of the
                          state in which this policy was delivered.

                          The Separate Account has a number of divisions. Each
                          division invests in shares of an investment Fund. The
                          divisions are shown on the Schedule Page.

                          The values of the assets in the divisions are variable
                          and are not guaranteed. They depend on the investment
                          results of the Separate Account shown on the Schedule
                          Page.

                          We own the assets of the Separate Account. Those
                          assets will only be used to support variable life
                          insurance policies. That portion of the assets equal
                          to the reserves and other liabilities of the Separate
                          Account will not be charged with liabilities that
                          arise from any other business we may conduct. However,
                          we may transfer to our general account any assets
                          exceeding the reserves and other liabilities of the
                          Separate Account. The income and the realized and
                          unrealized capital gains and losses from each division
                          of the Separate Account are credited to or charged
                          against that division without regard to any of our
                          other income, capital gains, or capital losses. The
                          assets of the Separate Account are protected from the
                          claims of our creditors.

Changes In The Separate   We have the right to establish additional divisions of
Account                   the Separate Account from time to time. Amounts
                          credited to any additional divisions established would
                          be invested in shares of other Funds. For any
                          division, we have the right to substitute new Funds.

                          Subject to applicable provisions of federal securities
                          laws, we have the right to change the investment
                          policy of any division of the Separate Account with
                          the approval of the Missouri Insurance Commissioner.
                          If required, evidence of the approval of a material
                          change by the Missouri Insurance Commissioner will be
                          filed with the insurance supervisory official of the
                          state where this policy was delivered. We will notify
                          the Owner if the Missouri Insurance Commissioner
                          approves any material change.

                          We have the right to operate the Separate Account as a
                          unit investment trust under the Investment Company Act
                          of 1940 or in any other form permitted by law.

Accumulation Units        Accumulation units are used to measure the variable
                          account value of this policy. The value of a unit is
                          determined as of the Valuation Time on each Valuation
                          Date for valuation of the Separate Account. The value
                          of any unit can vary from Valuation Date to Valuation
                          Date. That value reflects the investment performance
                          of the division of the Separate Account applicable to
                          that unit. The value of accumulation units is
                          discussed further in Part 7.

Purchase And Sale Of      Amounts are credited to and taken from divisions of
Accumulation Units        the Separate Account by purchasing and selling
                          accumulation units. Accumulation units will be
                          purchased and sold at the unit value as of the
                          Valuation Time on the Valuation Date of purchase or
                          sale. The number of units purchased or sold will be
                          the amount of money for purchase or sale divided by
                          that unit value.

B960-9400

                          Example:  The amount applied is $550. The date of
                                    purchase is June 10, 19X6. The accumulation
                                    unit value on that date is $10. The number
                                    of units purchased would be 55 ($550 divided
                                    by $10 = 55). If, instead, the unit value
                                    was $11, then the amount applied would
                                    purchase 50 units ($550 divided by $11 =
                                    50).

                          If we receive premium or a written request that causes
                          us to purchase or sell accumulation units, and we
                          receive that premium or request before the Valuation
                          Time on a Valuation Date, accumulation units will be
                          purchased or sold as of that Valuation Date.
                          Otherwise, accumulation units will be purchased or
                          sold as of the next following Valuation Date.

                          At the Owner's request, we will purchase or sell
                          accumulation units as of a later Valuation Date.

                          In no case will accumulation units be purchased or
                          sold before the Register Date.

The Guaranteed            The Guaranteed Principal Account is part of our
Principal Account         general account. It has no connection with, and does
                          not depend on, the investment performance of the
                          Separate Account. We have a right to establish
                          additional guaranteed accounts from time to time.

                          Values Of This Policy

Account Value Of Policy   The account value of this policy on any date is the
                          variable account value of this policy plus the fixed
                          account value of this policy, both determined as of
                          that date.

Variable Account Value    The variable account value of this policy reflects:
Of Policy

                                . The net premiums for this policy allocated to
                                  the Separate Account;

                                . Any amounts for this policy transferred into
                                  the Separate Account from the Guaranteed
                                  Principal Account;

                                . Any amounts transferred or withdrawn from the
                                  Separate Account for this policy;

                                . Any monthly charges for this policy deducted
                                  from the Separate Account; and

                                . The net investment experience of the Separate
                                  Account.

                          Net premiums, transfers, withdrawals, and monthly
                          deductions are all reflected in the variable account
                          value through the purchase or sale of accumulation
                          units. The net investment experience is reflected in
                          the value of the accumulation units. Net premiums are
                          discussed in Part 2, and monthly deductions are
                          discussed in this Part. Transfers and withdrawals are
                          discussed in Part 4.

                          The value of the accumulation units credited to this
                          policy in a division of the Separate Account is equal
                          to the accumulation unit value in that division on the
                          date the value is determined, multiplied by the number
                          of those units in that division.

                          The variable account value of this policy on any date
                          is the total of the values of the accumulation units
                          credited to this policy in each division of the
                          Separate Account.

Fixed Account Value Of    The fixed account value of this policy is the
Policy                    accumulation at interest of:

                                . The net premiums for this policy allocated to
                                  the Guaranteed Principal Account; plus

                                . Any amounts for this policy transferred into
                                  the Guaranteed Principal Account from the
                                  Separate Account; less

                                . Any amounts for this policy transferred or
                                  withdrawn from the Guaranteed Principal
                                  Account; and less

                                . Any monthly charges for this policy deducted
                                  from the Guaranteed Principal Account.

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                                     -10-

Interest On Fixed         The fixed account value of this policy earns interest
Account Value             at an effective annual rate defined below. Interest is
                          credited daily to and including the date the fixed
                          account value is determined.

                          For any fixed account value equal to the amount of any
                          policy loan, the interest rate we use will be the
                          daily equivalent of the greater of:

                                . The annual loan interest rate in effect on the
                                  previous Monthly Calculation Date less not
                                  more than 2%; and

                                . The minimum annual interest rate for the
                                  Guaranteed Principal Account shown in the
                                  Basis Of Computation section on the Schedule
                                  Page.

                          For any fixed account value in excess of the amount of
                          any policy loan, the interest rate we use will be the
                          daily equivalent of the greater of:

                                . The minimum annual interest rate for the
                                  Guaranteed Principal Account; and

                                . An alternate annual rate established by us.

                          Monthly Policy Charges

Monthly Charges           Charges will be deducted monthly from the account
                          value of this policy. The charges are due on each
                          Monthly Calculation Date.

                          Monthly charges for this policy will be taken from the
                          divisions of the Separate Account and from the
                          Guaranteed Principal Account in proportion to the
                          values of this policy in each of those divisions and
                          in the Guaranteed Principal Account (excluding
                          outstanding policy loans). Deductions will be made,
                          and values will be determined, on the Valuation Date
                          that is on, or next follows, the latest of:

                                . The Register Date;

                                . The date the deduction is due; and

                                . The date we receive the amount of premium
                                  needed to prevent termination, as discussed
                                  in the Grace Period And Termination
                                  provision in this Part.

                          We assess three types of monthly charges: an
                          administrative charge, a mortality charge, and a rider
                          charge; each is discussed below.

Administrative Charge     The amount of the monthly administrative charge will
                          be determined by us. However, it will not be greater
                          than $9.00 per month.

Mortality Charge          The maximum monthly mortality charges for each $1,000
                          of insurance that requires a charge are shown in the
                          Table(s) Of Maximum Monthly Mortality Charges. Maximum
                          charges for each amount of the Selected Face Amount
                          issued in a distinct underwriting classification will
                          be shown in a separate table. If there is more than
                          one table, the table that applies to the most recent
                          increase will be used up to the amount to which that
                          table applies. If the amount of insurance that
                          requires a charge is increased due to the Minimum Face
                          Amount (see Part 5), the table that applies to the
                          most recent increase will also be used for such
                          increase. For any insurance in excess of the amount
                          applicable to the most recent table, the next most
                          recent table(s), up to the amount of each table, will
                          be used.

                          We have the right to charge less than the maximum
                          charges shown in the table(s). Any change in these
                          charges will apply to all individuals who are in the
                          same class as the Insured. These charges may differ
                          depending on whether or not this policy is in a
                          tax-qualified pension or profit sharing plan.

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                          The amount of insurance that requires a charge is
                          determined as follows. This computation is made as of
                          the date the charge is due. All amounts are computed
                          as of that date.

                          (a) We compute the account value of this policy after
                              all additions and deductions other than the
                              deduction of the monthly charges.

                          (b) We determine the amount of benefit under the Death
                              Benefit Option in effect (as discussed in the
                              Death Benefit Options provision in Part 5). The
                              Minimum Face Amount used here is based on the
                              account value computed in (a) above.

                          (c) We divide the amount of benefit determined in (b)
                              above by 1 plus the monthly equivalent (expressed
                              as a decimal fraction) of the minimum annual
                              interest rate for the Guaranteed Principal Account
                              shown in the Basis Of Computation section on the
                              Schedule Page.

                          (d) We subtract the account value, as computed in (a)
                              above, from the amount determined in (c) above.
                              The result is the amount of insurance that
                              requires a charge.

Rider Charge              The monthly charges for any rider are shown in a table
                          of charges for that rider.

Grace Period And          If the account value less any policy debt is not
Termination               enough to cover the monthly charges due on a Monthly
                          Calculation Date, we allow a grace period for payment
                          of the amount of premium (not less than $10) needed to
                          increase the account value so that the monthly
                          deduction can be made. This grace period begins on the
                          date the deduction is due. It ends 61 days after that
                          date or, if later, 30 days after we have mailed a
                          written notice to the Owner at the last known address
                          shown on our records. This notice will state the
                          amount needed to increase the account value to cover
                          the charges.

                          During the grace period, the policy will continue in
                          force. The policy will terminate if we do not receive
                          payment of the required amount by the end of the grace
                          period.

                          Part 4. Life Benefits

                          A life insurance policy provides a death benefit if
                          the Insured dies while the policy is in force. Rights
                          and benefits are also available before the Insured
                          dies. These "Life Benefits" are discussed in this
                          Part.

                          Policy Ownership

Rights Of Owner           While the Insured is living, the Owner may exercise
                          all rights given by this policy or allowed by us.
                          These rights include assigning this policy, changing
                          Beneficiaries, changing ownership, enjoying all policy
                          benefits, and exercising all policy options.

                          The consent of any Irrevocable Beneficiary is needed
                          to exercise any policy right except the rights to:

                                . Change the frequency of planned premiums;

                                . Change the premium payment plan; and

                                . Reinstate this policy after termination.

Assigning This Policy     This policy may be assigned. But for any assignment to
                          be binding on us, we must receive a signed copy of it
                          at our Principal Administrative Office. We will not be
                          responsible for the validity of any assignment.

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                                     -12-

                          Once we receive a signed copy, the rights of the Owner
                          and the interest of any Beneficiary or any other
                          person will be subject to the assignment. An
                          assignment is subject to any policy debt. See the
                          Borrowing On This Policy section in this Part for a
                          discussion of policy debt.

Changing The Owner        The Owner or any Beneficiary may be changed while the
Or Beneficiary            Insured is living. We do not limit the number of
                          changes that may be made. To make a change, a written
                          request, satisfactory to us, must be received at our
                          Principal Administrative Office. The change will take
                          effect as of the date the request is signed, even if
                          the Insured dies before we receive it. Each change
                          will be subject to any payment we made or other action
                          we took before receiving the request.

Transfers Of Values       Transfers of values are subject to the limitations
                          stated on the Schedule Page. Subject to those
                          limitations, transfers of values may be made upon
                          direction, satisfactory to us, received at our
                          Principal Administrative Office. These transfers are:

                                . Transfers of values between divisions of the
                                  Separate Account. These transfers will be made
                                  by selling all or part of the accumulation
                                  units in a division and applying the value of
                                  the sold units to purchase units in any other
                                  division.

                                . Transfers of values from one or more divisions
                                  of the Separate Account to the Guaranteed
                                  Principal Account. These transfers will be
                                  made by selling all or part of the
                                  accumulation units in a division and applying
                                  the value of the sold units to the Guaranteed
                                  Principal Account.

                                . Transfers of values from the Guaranteed
                                  Principal Account to one or more divisions of
                                  the Separate Account. These transfers will be
                                  made by applying all or part of the value in
                                  the Guaranteed Principal Account (excluding
                                  any outstanding policy loans) to purchase
                                  accumulation units in one or more divisions of
                                  the Separate Account.

                          Transfers will be made as of the Valuation Date
                          specified in the Purchase And Sale Of Accumulation
                          Units provision in Part 3. All transfers made on one
                          Valuation Date will be considered one transfer.

                          Surrendering This Policy And Making Withdrawals

Right To Surrender        This policy may be surrendered for its cash surrender
                          value at any time while the Insured is living.
                          Surrender will be effective on the date we receive
                          this policy and a written surrender request,
                          satisfactory to us, at our Principal Administrative
                          Office. A later effective date may be elected in the
                          surrender request.

Cash Surrender Value      The cash surrender value is equal to the account value
                          less any surrender charges that apply and less any
                          policy debt. The surrender charge for this policy is
                          the sum of the surrender charges for the original
                          Selected Face Amount and all increases in Selected
                          Face Amount. These charges are shown in the Table(s)
                          Of Surrender Charges. There are separate tables of
                          surrender charges for any increase(s) in the Selected
                          Face Amount.

Making Withdrawals        After the first Policy Year, withdrawals may be made
                          at any time while the Insured is living. The request
                          for a withdrawal must be written and satisfactory to
                          us. It must state the Account (or Accounts) from which
                          the withdrawal will be made. For any withdrawal from
                          the Separate Account, the request must also state the
                          division (or divisions) from which the withdrawal will
                          be made.

                          The amount of a withdrawal includes the withdrawal
                          charge that applies, as described below. A withdrawal
                          from the Guaranteed Principal Account will be made by
                          reducing the value in that Account to provide the
                          amount of the withdrawal. A withdrawal from a division
                          of the Separate Account will be made by selling a
                          sufficient number of accumulation units to provide the
                          amount of the withdrawal.

B960-9400

                          The Selected Face Amount will be reduced by the amount
                          of withdrawal if:

                                . Death Benefit Option 1 as described in the
                                  Death Benefit Options provision in Part 5 is
                                  in effect; and

                                . We have not received evidence of insurability
                                  satisfactory to us.

                          If the Selected Face Amount is reduced due to a
                          withdrawal, we will send an amended Schedule Page
                          reflecting the change. We will also send any amended
                          Tables pages that may be required. However, the
                          surrender charges for this policy will not be reduced
                          as a result of this reduction in the Selected Face
                          Amount. We have the right to require that the policy
                          be sent to us so that the changes can be made.

                          Withdrawals will be subject to the limits set forth
                          below.

                                . The minimum amount of a withdrawal (including
                                  the withdrawal charge) is $100.

                                . A withdrawal charge of 2% of the withdrawal,
                                  but not more than $25, will be deducted from
                                  the total amount of the withdrawal on any
                                  date. The charges shown in the Table Of
                                  Surrender Charges do not apply to any
                                  withdrawal.

                                . The maximum amount of a withdrawal (including
                                  the withdrawal charge) on any date is 75% of
                                  the cash surrender value of this policy on
                                  that date.

                          Example:  Death Benefit Option 1 is in effect and you
                                    make a withdrawal without furnishing us
                                    satisfactory evidence of insurability. Prior
                                    to your withdrawal, your policy has a
                                    Selected Face Amount of $50,000 and an
                                    account value of $20,000. If you make a
                                    withdrawal of $5,000, the account value will
                                    be reduced to $15,000 and the Selected Face
                                    Amount will be reduced to $45,000. Of the
                                    $5,000 withdrawn, $25 is the withdrawal
                                    charge and $4,975 is paid to you.

                          We reserve the right to prohibit withdrawals that
                          would cause the Selected Face Amount to be reduced to
                          an amount less than $25,000.

How We Pay                Any withdrawal made will be paid in one sum. However,
                          if the entire policy is surrendered, the cash
                          surrender value may be paid in one sum, or it may be
                          applied under any payment option elected. See Part 6.

                          We may delay paying any surrender or withdrawal value
                          from the Guaranteed Principal Account for up to six
                          months from the date the request is received at our
                          Principal Administrative Office.

                          We may delay paying any surrender or withdrawal value
                          from the Separate Account during any period that:

                                . The New York Stock Exchange (or its successor)
                                  is closed, except for normal weekend or
                                  holiday closings, or trading is restricted; or

                                . The Securities and Exchange Commission (or its
                                  successor) determines that a state of
                                  emergency exists; or

                                . The Securities and Exchange Commission (or its
                                  successor) permits us to delay payment for the
                                  protection of our policy owners.

                          If payment is delayed for 30 days or more, interest
                          will be added. The amount of interest will be the same
                          as would be paid for the same period of time under
                          Option D of the payment options. See Part 6 for a
                          description of Option D.

B960-9400                            -13-

                                     -14-

                          Borrowing On This Policy

Right To Make Loans       After the first Policy Year, loans can be made on this
                          policy at any time while the Insured is living.
                          However, the policy must be properly assigned to us
                          before the loan is made. No other collateral is
                          needed. We refer to all outstanding loans plus accrued
                          interest as "policy debt."

Effect Of Loan            A loan is attributed to each division of the Separate
                          Account and to the Guaranteed Principal Account in
                          proportion to the values of this policy in each of
                          those divisions and in the Guaranteed Principal
                          Account (excluding any outstanding policy loans) at
                          the time of the loan. The amount of the loan
                          attributed to each division of the Separate Account
                          will be transferred to the Guaranteed Principal
                          Account. Any such transfer is made by selling
                          accumulation units in the division and applying the
                          value of those units to the Guaranteed Principal
                          Account on the date the loan is made. Any interest
                          added to the loan will be treated as a new loan under
                          this provision.

                          The amount equal to any outstanding policy loans will
                          be held in the Guaranteed Principal Account, and will
                          earn interest as described in the Interest On Fixed
                          Account Value provision in Part 3.

Maximum Loan              The maximum amount that can be borrowed on any date is
Available                 determined as follows.

                          (1) We subtract from the account value any surrender
                              charges that would apply if the policy were
                              surrendered on that date.

                          (2) We calculate 90% of the amount determined in (1)
                              above.

                          (3) We subtract any policy debt from the amount
                              determined in (2) above. The result is the maximum
                              amount that can be borrowed.

Interest On Loans         Interest is not due in advance. This interest accrues
                          (builds up) each day and becomes part of the policy
                          debt as it accrues.

                          Interest is due on each Policy Anniversary Date. If
                          interest is not paid when due, it will be added to the
                          loan and will bear interest at the rate payable on the
                          loan.

                          Example:  You have a loan of $1,000. The interest due
                                    on the Policy Anniversary Date is $60. If it
                                    is not paid on that date, we will add it to
                                    the existing loan. The loan will then be
                                    $1,060 and interest will be charged on this
                                    amount from then on.

                          The type of interest rate on any loan is elected at
                          the time of application for this policy and cannot be
                          changed. The two types of interest rates available
                          are:

                          (1) A fixed loan rate of 6% per year; and

                          (2) An adjustable loan rate. Such rate is an annual
                              rate set by us. This rate may change from year to
                              year. Each year we will set the rate that will
                              apply for the next Policy Year.

                              Each year there is a maximum limit on the interest
                              rate we can set. That limit is based on a
                              Published Monthly Average. That Average will be:

B960-9400

                                . The Monthly Average Corporates yield shown in
                                  Moody's Corporate Bond Yield Averages, as
                                  published by Moody's Investors Service, Inc.,
                                  or any successor to that service; or

                                . If that Monthly Average is no longer
                                  published, a substantially similar average,
                                  established by regulation issued by the
                                  insurance supervisory official of the state
                                  where this policy was delivered.

                             The maximum limit is the published Monthly Average
                             for the calendar month ending two months before the
                             Policy Year begins, or the interest rate used in
                             computing the policy value for that year plus 1%,
                             whichever is higher.

                             Example: A Policy Year begins on June 10, 19X6. The
                                      calendar month ending two months before
                                      that date is March. The loan interest rate
                                      for the Policy Year beginning June 10,
                                      19X6, will not be greater than the
                                      Published Monthly Average for March, 19X6.
                                      However, if the rate (plus 1%) used to
                                      compute the policy value for that Policy
                                      Year is higher than the Average, then the
                                      policy value rate (plus 1%) will be the
                                      maximum loan interest rate for that Policy
                                      Year.

                             If the maximum limit for a Policy Year is at least
                             1/2% higher than the rate in effect for the
                             previous year, we may increase the rate to no more
                             than that limit.

                             If the maximum limit for a Policy Year is at least
                             1/2% lower than the rate in effect for the previous
                             year, we must decrease the rate to not more than
                             that limit.

Policy Debt Limit         Policy debt (which includes accrued interest) may not
                          equal or exceed the account value less any surrender
                          charges that apply. If this limit is reached, we can
                          terminate this policy. To terminate for this reason,
                          we must mail written notice to the Owner and any
                          assignee shown on our records at their last known
                          addresses. This notice will state an amount that will
                          bring the policy debt back within the limit. If we do
                          not receive payment within 31 days after the date we
                          mailed the notice, the account value will be reduced
                          by any surrender charges that apply and this policy
                          will terminate at the end of those 31 days.

Repayment Of Policy       All or part of any policy debt may be repaid at any
Debt                      time while the Insured is living. However, policy debt
                          can only be repaid while this policy is in force.

                          Any repayment of policy debt will first be allocated
                          to the Guaranteed Principal Account up to the amount
                          of the policy loan that was attributed to the
                          Guaranteed Principal Account. Any repayment in excess
                          of that amount will be allocated among the Guaranteed
                          Principal Account and the divisions of the Separate
                          Account according to the net premium allocation then
                          in effect.

Other Borrowing Rules     We may delay the granting of any loan attributable to
                          the Guaranteed Principal Account for up to six months.

                          We may delay the granting of any loan attributable to
                          the Separate Account during any period that:

                                . The New York Stock Exchange (or its successor)
                                  is closed, except for normal weekend or
                                  holiday closings, or trading is restricted; or

                                . The Securities and Exchange Commission (or its
                                  successor) determines that a state of
                                  emergency exists; or

                                . The Securities and Exchange Commission (or its
                                  successor) permits us to delay payment for the
                                  protection of our policy owners.

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                                     -16-

                          Reinstating This Policy

When Reinstatement        After this policy has terminated, it may be
Can Be Made               reinstated - that is, put back in force. However, the
                          policy cannot be reinstated if it has been surrendered
                          for its cash surrender value. Reinstatement must be
                          made within 5 years after the date of termination and
                          during the Insured's lifetime.

Requirements To           Evidence of insurability satisfactory to us is
Reinstate                 required to reinstate. A premium is also required as a
                          cost to reinstate. That premium must be no less than
                          the amount necessary to produce an account value equal
                          to three times the monthly charges due on the Monthly
                          Calculation Date that is on, or next follows, the date
                          of reinstatement.

                          Right To Change The Selected Face Amount

Increases In The          While this policy is in force, the Selected Face
Selected Face Amount      Amount may be increased upon written application.
                          Except for any increase elected under an insurability
                          protection type of rider, evidence of insurability,
                          satisfactory to us, is required for each increase. Any
                          increase must be for at least $15,000, unless we adopt
                          rules that establish a lower minimum. When evidence of
                          insurability is required for an increase, a charge of
                          $75 is deducted from the account value of this policy
                          as of the effective date of the increase; this charge
                          is deducted from each division of the Separate Account
                          and the Guaranteed Principal Account in proportion to
                          the values of this policy in each of those divisions
                          and in the Guaranteed Principal Account (excluding any
                          outstanding policy loans) on that date.

                          Any increase elected under any insurability protection
                          type of rider will be effective as directed in that
                          rider. Any other increase in the Selected Face Amount
                          will be effective on the Monthly Calculation Date that
                          is on, or next follows, the date we approve the
                          application.

                          Mortality charges for each increase elected are
                          determined and deducted from the account value of this
                          policy in accordance with the Monthly Charges
                          provision. These charges will be deducted from the
                          account value beginning on the effective date of the
                          increase. Additional surrender charges will apply for
                          each increase elected.

                          The Owner has a "right to return" any increase in
                          Selected Face Amount as set forth for a new policy on
                          the cover of this policy. However, this right applies
                          only to the increase and to any premiums paid on or
                          after the date of the application for that increase.

                          No increase in the Selected Face Amount can be elected
                          after the Policy Anniversary Date nearest the
                          Insured's 80th birthday.

Decreases In The          After the first Policy Year, the Selected Face Amount
Selected Face Amount      may be decreased by the Owner's written request.
                          However, the decrease must not reduce the amount of
                          death benefit provided by the Death Benefit Option in
                          effect on the date of the decrease to an amount less
                          than $50,000.

                          Any decrease is effective on the Monthly Calculation
                          Date on or next following the date we receive the
                          written request. If a decrease follows one or more
                          increases, the decrease is taken from the most recent
                          increase(s).

                          Any surrender charge due upon a decrease in the
                          Selected Face Amount is deducted from the account
                          value on the effective date of the decrease. The
                          charge is deducted from each division of the Separate
                          Account and the Guaranteed Principal Account in
                          proportion to the values of this policy in each of
                          those divisions and in the Guaranteed Principal
                          Account (excluding any outstanding policy loans) on
                          that date.

Evidence Of Changes       If the Selected Face Amount is changed, we will send
                          an amended Schedule Page reflecting that change. We
                          will also send any revised or additional Tables pages
                          that may be required. If the Selected Face Amount is
                          increased, we will also send a copy of the application
                          for the increase. However, we have the right to
                          require that the policy be sent to us so that the
                          change can be made.

B960-9400

                          Reports To Owner

Annual Report             Each year within 30 days after the Policy Anniversary
                          Date, we will mail a report to the Owner. There will
                          be no charge for this report. This report will show
                          the account value at the beginning of the previous
                          Policy Year and all premiums paid since that time. It
                          will also show the additions to, and deductions from,
                          the account value during that Year, and the account
                          value, death benefit, cash surrender value, and policy
                          debt as of the current Policy Anniversary Date.

                          This report will also include any additional
                          information required by applicable law or regulation.

Illustrative Report       In addition to the periodic reports, we will, upon
                          request, send an illustrative report of projected
                          values to the Owner. We will not charge a fee for
                          providing an illustrative report on an annual basis.
                          However, if the Owner requests illustrative reports
                          more frequently, we may charge a reasonable fee, but
                          only for those additional reports.

                          Part 5.  The Death Benefit

                          The death benefit is the amount of money we will pay
                          when we receive due proof at our Principal
                          Administrative Office that the Insured died while the
                          policy was in force. We discuss the death benefit in
                          this Part.

Amount Of Death Benefit   If the Insured dies while this policy is in force, the
                          death benefit will be the amount of benefit provided
                          by the Death Benefit Option in effect on the date of
                          death, reduced by any policy debt outstanding on the
                          date of death and any unpaid monthly charges to the
                          date of death.

Death Benefit Options     Two Death Benefit Options, described below, are
                          available under this policy. The Death Benefit Option
                          in effect for this policy is shown on the Schedule
                          Page. The Minimum Face Amount is discussed in the next
                          provision.

                          Death Benefit Option 1 - Under this Option, the amount
                          of benefit is the greater of:

                                . The Selected Face Amount in effect on the date
                                  of death; and

                                . Minimum Face Amount in effect on the date of
                                  death.

                          Death Benefit Option 2 - Under this Option, the amount
                          of benefit is the greater of:

                                . The Selected Face Amount in effect on the date
                                  of death plus the account value on the date of
                                  death; and

                                . The Minimum Face Amount in effect on the date
                                  of death.

Minimum Face Amount       In order to qualify as life insurance under the
                          federal tax laws in effect on the Issue Date, this
                          policy has a Minimum Face Amount. The Minimum Face
                          Amount on any date is a percentage of the account
                          value on that date. The percentage for each Policy
                          Year is shown in the Table Of Minimum Face Amount
                          Percentages in this policy.

                          Example: The Minimum Face Amount is determined on June
                                   10, 19X6. The account value on that date is
                                   $50,000. The last Policy Anniversary Date was
                                   May 2, 19X6. If the applicable Minimum Face
                                   Amount Percentage for the Policy Year
                                   beginning May 2, 19X6, is 260%, then the
                                   Minimum Face Amount is 260% of $50,000, or
                                   $130,000.

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                                     -18-

Changes In The Death      After the first Policy Year, the Death Benefit Option
Benefit Option            may be changed upon written request. A change in the
                          Death Benefit Option will be effective on the Monthly
                          Calculation Date that is on or next follows the date
                          we approve the change. For a change from Death Benefit
                          Option 1 to Death Benefit Option 2, the Selected Face
                          Amount will be decreased by the amount of the account
                          value on the effective date of the change. For a
                          change from Death Benefit Option 2 to Death Benefit
                          Option 1, the Selected Face Amount will be increased
                          by the amount of the account value on the effective
                          date of the change. No change in Death Benefit Option
                          will be allowed if the Selected Face Amount after the
                          change would be less than $50,000 or any lower limit
                          published in our manuals or bulletins.

                          Any change from Death Benefit Option 1 to Death
                          Benefit Option 2 requires a written application and
                          evidence of insurability satisfactory to us. In
                          addition, a charge of $75.00 will be deducted from the
                          account value on the effective date of the change.
                          This charge will be taken from the divisions of the
                          Separate Account and from the Guaranteed Principal
                          Account in proportion to the values in each of those
                          divisions and in the Guaranteed Principal Account
                          (excluding outstanding policy loans) on that date. No
                          change from Death Benefit Option 1 to Death Benefit
                          Option 2 will be permitted after the Policy
                          Anniversary Date nearest the Insured's 80th birthday.

When We Pay               The death benefit will be paid within seven days after
                          the date we receive due proof of the Insured's death,
                          and any other requirements necessary for us to make
                          payment, at our Principal Administrative Office.
                          However, we may delay payment of the death benefit
                          during any period that:

                               . The New York Stock Exchange (or its successor)
                                 is closed, except for normal weekend or holiday
                                 closings, or trading is restricted; or

                               . The Securities and Exchange Commission (or its
                                 successor) determines that a state of emergency
                                 exists; or

                               . The Securities and Exchange Commission (or its
                                 successor) permits us to delay payment for the
                                 protection of our policy owners.

Interest On Death         If the death benefit is paid in one sum, we will add
Benefit                   interest from the date of death to the date of
                          payment. The amount of interest will be the same as
                          would be paid under Option D of the payment options
                          for that period of time. See Part 6 for a description
                          of Option D.

                          If the death benefit is applied under a payment
                          option, interest will be paid from the date of death
                          to the effective date of that option. It will be paid
                          in one sum to the Beneficiary living on that effective
                          date. The amount of interest will be the same as would
                          be paid under Option D for that period of time.

Suicide Exclusion         Except for any increases in the Selected Face Amount,
                          we will pay a limited death benefit if the Insured
                          commits suicide, while sane or insane, within two
                          years from the Issue Date and while this policy is in
                          force. The limited death benefit will be the amount of
                          premiums paid for this policy, less any amounts
                          withdrawn and any policy debt.

                          For any increase in the Selected Face Amount, we will
                          pay a limited death benefit if the Insured commits
                          suicide, while sane or insane, within two years after
                          the effective date of the increase and while it is in
                          force. The limited death benefit will be the monthly
                          deductions made for that increase. However, if the
                          limited death benefit as described in the preceding
                          paragraph is payable, there will be no death benefit
                          for the increase.

                          Any limited death benefit will be paid in one sum to
                          the Beneficiary.

B960-9400

                          Part 6.  Payment Options

                          These are Optional Methods Of Settlement. They provide
                          alternate ways in which payment can be made.

Availability Of Options   All or part of the death benefit or cash surrender
                          value may be applied under any payment option. If this
                          policy is assigned, any amount due to the assignee
                          will be paid in one sum. The balance, if any, may be
                          applied under any payment option.

Minimum Amounts           If the amount to be applied under any option for any
                          one person is less than $2,000, we may pay that amount
                          in one sum instead. If the payments under any option
                          come to less than $20 each, we have the right to make
                          payments at less frequent intervals.

Description Of Options    Our payment options are described below. Any other
                          payment option agreed to by us may be elected. The
                          payment options are described in terms of monthly
                          payments. Annual, semiannual, or quarterly payments
                          may be requested instead. The amount of these payments
                          will be determined in a way that is consistent with
                          monthly payments and will be quoted on request.

                          If the Schedule Page shows that this policy was issued
                          on a unisex rate basis, the female rates shown in the
                          Option C, E, and F Tables apply in all cases. The male
                          rates in those tables do not apply to unisex rate
                          policies.

Option A                        Fixed Amount Payment Option. Each monthly
                                payment will be for an agreed fixed amount. The
                                amount of each payment may not be less than $10
                                for each $1,000 applied. Interest will be
                                credited each month on the unpaid balance and
                                added to it. This interest will be at a rate
                                determined by us, but not less than the
                                equivalent of 2.5% per year. Payments continue
                                until the amount we hold runs out. The last
                                payment will be for the balance only.

B960-9400                            -19-

                                    - 20 -

Option B     Fixed Time Payment Option. Equal monthly payments will be made for any period selected, up to 30 years. The amount of each payment depends on the total amount applied, the period selected, and the monthly payment rates we are using when the first payment is due.
             The rate of any payment will not be less than shown in the Option B
             Table.

               -----------------------------------------------------------------
                                       Option B Table
                    Minimum Monthly Payment Rates For Each $1,000 Applied

                                    Monthly                       Monthly
                    Years           Payment         Years         Payment

                       1             $84.28           16            $6.30
                       2              42.66           17             6.00
                       3              28.79           18             5.73
                       4              21.86           19             5.49
                       5              17.70           20             5.27

                       6              14.93           21             5.08
                       7              12.95           22             4.90
                       8              11.47           23             4.74
                       9              10.32           24             4.60
                      10               9.39           25             4.46

                      11               8.64           26             4.34
                      12               8.02           27             4.22
                      13               7.49           28             4.12
                      14               7.03           29             4.02
                      15               6.64           30             3.93

                    For quarterly payment, multiply by 2.994. For semiannual
                    payment, multiply by 5.969. For annual payment, multiply
                    by 11.865.

               -----------------------------------------------------------------

B960-9400

Option C     Lifetime Payment Option. Equal monthly payments are based on the life of a named person. Payments will continue for the lifetime of that person. The three variations are:

                 (1)  Payments for life only. No specific number of payments is guaranteed. Payments stop when the named person dies.

                 (2)  Payments guaranteed for amount applied. Payments stop when they equal the amount applied or when the named person dies, whichever is later.

                 (3)  Payments guaranteed for 5, 10 or 20 years. Payments stop at the end of the selected guaranteed period or when the named person dies, whichever is later.

             The Option C Table shows the minimum monthly payment for each
             $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.

              ------------------------------------------------------------------
                                        Option C Table
                     Minimum Monthly Payment Rates For Each $1,000 Applied

                               Payments            Payments Guaranteed For
                   Age*        For Life    Amount        5        10        20
               Male Female        Only     Applied     Years     Years     Years

                 35      40      $3.01      $2.95      $3.00     $2.99     $2.97
                 40      45       3.18       3.11       3.17      3.16      3.14
                 45      50       3.40       3.30       3.39      3.38      3.34
                 50      55       3.67       3.53       3.66      3.65      3.58
                 55      60       4.03       3.82       4.02      3.99      3.86

                 60      65       4.49       4.18       4.47      4.42      4.18
                 65      70       5.13       4.63       5.10      4.99      4.51
                 70      75       6.01       5.21       5.93      5.69      4.82
                 75      80       7.21       5.94       7.03      6.51      5.06
                 80      85       8.87       6.89       8.44      7.39      5.20

                 85              11.18       8.09      10.19      8.21      5.26

               *Age on birthday nearest due date of the first payment. Monthly payment rates for ages not shown will be furnished on request.
                Monthly payment rates for ages over 85 are the same as those for
                85.

              ------------------------------------------------------------------

B960-9400                            - 21 -

                                    - 22 -

Option D     Interest Payment Option. We will hold any amount applied under this option. Interest on the unpaid balance will be paid each month at a rate determined by us. This rate will be not less than the equivalent of 2.5%% per year.

Option E     Joint Lifetime Payment Option. Equal monthly payments are based on the lives of two named persons. While both are living, one payment will be made each month. When one dies, the same payment will continue for the lifetime of the other. The two variations are:

                 (1) Payments for two lives only. No specific number of payments is guaranteed. Payments stop when both named persons have died.

                 (2) Payments guaranteed for 10 years. Payments stop at the end of 10 years, or when both named persons have died, whichever is later.

             The Option E Table shows the minimum monthly payment for each
             $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.

                   -------------------------------------------------------------
                                         Option E Table
                        Minimum Monthly Payment Rates For Each $1,000 Applied

                                   Payments For Two Lives Only

                                  M50     M55     M60      M65      M70      M75
                      Age*        F55     F60     F65      F70      F75      F80
                    M      F
                   50     55    $3.25   $3.35   $3.45    $3.52    $3.57    $3.61
                   55     60     3.35    3.50    3.64     3.75     3.84     3.91
                   60     65     3.45    3.64    3.83     4.00     4.15     4.27
                   65     70     3.52    3.75    4.00     4.26     4.50     4.70
                   70     75     3.57    3.84    4.15     4.50     4.85     5.17
                   75     80     3.61    3.91    4.27     4.70     5.17     5.65
                   80     85     3.63    3.95    4.36     4.86     5.45     6.10

                                  Payments Guaranteed For 10 Years

                                  M50     M55     M60      M65      M70      M75
                       Age*       F55     F60     F65      F70      F75      F80
                    M      F
                   50     55    $3.24   $3.34   $3.44    $3.51    $3.56    $3.60
                   55     60     3.34    3.49    3.63     3.74     3.83     3.90
                   60     65     3.44    3.63    3.82     3.99     4.14     4.26
                   65     70     3.51    3.74    3.99     4.25     4.48     4.67
                   70     75     3.56    3.83    4.14     4.48     4.82     5.12
                   75     80     3.60    3.90    4.26     4.67     5.12     5.56
                   80     85     3.62    3.94    4.33     4.82     5.36     5.94

                   * Age on birthday nearest the due date of the first payment.
                     Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.

                   -------------------------------------------------------------

B960-9400

Option F    Joint Lifetime Payment Option With Reduced Payments. Monthly
            payments are based on the lives of two named persons. Payments will continue while both are living. When one dies, payments are reduced by one-third and will continue for the lifetime of the other.
            Payments stop when both persons have died.

            The Option F Table shows the minimum monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.

                 ---------------------------------------------------------------

                                         Option F Table
                      Minimum Monthly Payment Rates For Each $1,000 Applied

                                    M50     M55     M60     M65    M70      M75
                        Age*        F55     F60     F65     F70    F75      F80
                      M      F
                     50     55    $3.51   $3.66   $3.82   $3.99   $4.17   $4.35
                     55     60     3.66    3.83    4.02    4.22    4.44    4.66
                     60     65     3.82    4.02    4.24    4.49    4.76    5.04
                     65     70     3.99    4.22    4.49    4.80    5.14    5.49
                     70     75     4.17    4.44    4.76    5.14    5.57    6.02

                     75     80     4.35    4.66    5.04    5.49    6.02    6.60
                     80     85     4.54    4.88    5.31    5.84    6.48    7.22

                    * Age on birthday nearest the due date of the first payment.
                      Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.

                 ---------------------------------------------------------------

Electing A  To elect any option, we require that a written request, satisfactory
Payment     to us, be received at our Principal Administrative Office. The Owner
Option      may elect an option during the Insured's lifetime. If the death benefit is payable in one sum when the Insured dies, the Beneficiary may elect an option with our consent.

            Options for any amount payable to an association, corporation, partnership, or fiduciary are available with our consent. However, a corporation or partnership may apply any amount payable to it under
            Option C, E, or F if the option payments are based on the life or lives of the Insured, the Insured's spouse, any child of the
            Insured, or any other person agreed to by us.

Effective   The effective date of an option is the date the amount is applied
Date And    under that option. For a death benefit, this is the date that due
Payment     proof of the Insured's death is received at our Principal
Dates       Administrative Office. For the cash surrender value, it is the effective date of surrender.

            The first payment is due on the effective date, except the first payment under Option D is due one month later. A later date for the first payment may be requested in the payment option election. All payment dates will fall on the same day of the month as the first one. No payment will become due until a payment date. No part payment will be made for any period shorter than the time between payment dates.

            Example: Monthly payments of $100 are being made to your son on the
                     1st of each month. He dies on the 10th. No part payment is due your son or his estate for the period between the 1st
                     and the 10th.

B960-9400                            - 23 -

                                    - 24 -

Withdrawals And   If provided in the payment option election, all or part of the
Changes           unpaid balance under Options A or D may be withdrawn or
                  applied under any other option.

                  If the cash surrender value is applied under Option A or D, we may delay payment of any withdrawal for up to six months.
                  Interest at the rate in effect for Option D during this period will be paid on the amount withdrawn.

Income            To the extent permitted by law, each option payment and any
Protection        withdrawal shall be free from legal process and the claim of any creditor of the person entitled to them. No option payment and no amount held under an option can be taken or assigned in advance of its payment date, unless the Owner's written
                  consent is given before the Insured dies. This consent must be received at our Principal Administrative Office.

                  Part 7.  Notes On Our Computations

                  This Part covers some technical points about this policy.

Net Investment    For each division of the Separate Account, the Net Investment
Factor            Factor for any Valuation Period is the gross investment rate for that period plus 1.00000000 and minus an asset charge.
                  This asset charge will be not more than .00002455 for each day of a Valuation Period. The Net Investment Factor may be
                  greater or less than 1.00000000.

                  For each division of the Separate Account, the gross
                  investment rate for any Valuation Period is equal to:

                       .    The net earnings of that division during the
                            Valuation Period, divided by
                       .    The value of the total assets of that division at
                            the beginning of the Valuation Period.

                  The net earnings of each division are equal to the accrued investment income and capital gains and losses (realized and unrealized) of that division reduced by any amount charged against that division for taxes paid or reserved for by us.
                  The gross investment rate will be determined by us in
                  accordance with generally accepted accounting principles and applicable laws, rules and regulations. This determination shall be conclusive upon the Owner, the Insured, any
                  Beneficiary, any assignee, and any other person under this policy.

Accumulation      The value of an accumulation unit in each division was set at
Unit Value        $1.00000000 on the first Valuation Date selected by us. The value on any date thereafter is equal to the product of the
                  Net Investment Factor for that division for the Valuation
                  Period that includes that date and the accumulation unit value on the preceding Valuation Date.

Adjustments Of    We have the right to split or consolidate the number of
Units And Values  accumulation units credited to the policy, with a corresponding increase or decrease in the unit values. We may exercise this right whenever we consider an adjustment of
                  units to be desirable. However, strict equity will be
                  preserved in making any adjustment. No adjustment will have any material effect on the benefits, provisions, or investment return of this policy, or on the Owner, Insured, any
                  Beneficiary, any assignee or other person, or on us.

Basis Of          The Basis Of Computation is the mortality table and interest
Computation       rate we use to determine:

                       .    The minimum cash surrender values;
                       .    The maximum monthly mortality charges;
                       .    The minimum annual interest earned on the fixed
                            account value of the policy; and
                       .    The minimum payments under Payment Options C, E, and
                            F.

B960-9400

                  The mortality table for the minimum cash surrender values and for the maximum monthly mortality charges is shown in each
                  Table Of Maximum Monthly Mortality Charges. The minimum annual rate used to credit interest on the fixed account value of the policy is shown on the Schedule Page. The mortality table
                  specified applies to amounts in a standard underwriting
                  classification. Appropriate modifications are made to this table for any amount that is not in a standard underwriting classification.

                  In computing the minimum payments under Payment Options C, E, and F, we use mortality rates from the 1983 Table "a" with
                  Projection G for 30 years and with female rates set back five years. The interest used is at an annual rate of 2.5%.

Method Of         When required by the state where this policy was delivered, we
Computing Values  filed a detailed statement of the method we use to compute the policy benefits and values. These benefits and values are not less than those required by the laws of that state.

B960-9400                           - 25 -

WHERE TO FIND IT

     The Parties Involved - Owner, Insured,
        Beneficiary, Irrevocable Beneficiary ................................. 5
     Dates - Policy Date, Policy Anniversary Date,
        Policy Year, Issue Date, Monthly
        Calculation Date, Valuation Date, Valuation

Any riders and endorsements, and a copy of the application for the policy, follow page 25.

B960-9400

       [LETTERHEAD OF MML BAY STATE LIFE INSURANCE COMPANY APPEARS HERE]

Flexible Premium
Variable Whole Life Insurance Policy

This Policy provides that:

Insurance is payable when the Insured dies.
Within specified limits, flexible premiums may be paid during the Insured's lifetime. No dividends will be paid.

B960-9400